Exhibit 99.1

Atwood Oceanics, Inc. and Subsidiaries

Consolidated Financial Statements

For the Year Ended September 30, 2017

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

FOR THE YEAR ENDED SEPTEMBER 30, 2017

Report of Independent Auditors

To the Management of Ensco plc,

We have audited the accompanying consolidated financial statements of Atwood Oceanics, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of September 30, 2017, and the related consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.   Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atwood Oceanics, Inc. and its subsidiaries as of September 30, 2017, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 19, 2018

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended September 30,
(In thousands)	2017
REVENUES:
Contract drilling	$522,480
Revenues related to reimbursable expenses	23,953
Total revenues	546,433

COSTS AND EXPENSES:
Contract drilling	250,064
Reimbursable expenses	17,422
Depreciation	159,776
General and administrative	56,355
Asset impairment	58,668
Gain on sale of assets	(223)
542,062

OPERATING INCOME	4,371

OTHER (EXPENSE) INCOME:
Interest expense, net of capitalized interest	(57,327)
Interest income	1,724
(55,603)

LOSS BEFORE INCOME TAXES	(51,232)
PROVISION FOR INCOME TAXES	23,380
NET LOSS	$(74,612)

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Year Ended September 30,
(In thousands)	2017
Net loss	$(74,612)
Other comprehensive income
Derivative financial instruments:
Unrealized holding gain	906
Loss reclassified to net income	978
Total other comprehensive income	1,884

Comprehensive loss	$(72,728)

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

September 30,
(In thousands, except par value)	2017
ASSETS
Cash	$428,256
Accounts receivable, net	90,841
Income tax receivable	2,450
Inventories of materials and supplies, net	101,118
Prepaid expenses, deferred costs and other current assets	18,720
Total current assets	641,385

Property and equipment, net	4,115,097

Other receivables	11,831
Deferred income taxes	118
Deferred costs and other assets	8,216
Total assets	$4,776,647

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$24,665
Accrued liabilities	9,760
Interest payable	6,179
Income tax payable	7,194
Deferred credits and other liabilities	9,523
Total current liabilities	57,321

Long-term debt	1,298,202
Deferred income taxes	1,945
Deferred credits	9,344
Other	57,030
Total long-term liabilities	1,366,521

Commitments and contingencies (Note 10)

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—
Common stock, $1.00 par value, 180,000 shares authorized with 80,544 issued and outstanding at September 30, 2017 (Note 2)	80,544
Paid-in capital	417,908
Retained earnings	2,854,263
Accumulated other comprehensive loss	90
Total shareholders’ equity	3,352,805
Total liabilities and shareholders’ equity	$4,776,647

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock (Note 2)		Paid-in	Retained	Accumulated Other Comprehensive	Total Stockholders’
(In thousands)	Shares	Amount	Capital	Earnings	(Loss) Income	Equity

September 30, 2016	64,799	$64,799	$237,542	$2,929,839	$(1,794)	$3,230,386

Net loss	—	—	—	(74,612)	—	(74,612)
Cumulative effect of accounting change (Note 3)	—	—	964	(964)	—	—
Other comprehensive loss	—	—	—	—	1,884	1,884
Vesting of restricted stock awards and performance unit awards	220	220	(773)	—	—	(553)
Stock compensation expense	—	—	14,734	—	—	14,734
Common stock equity issuance	15,525	15,525	165,441	—	—	180,966
September 30, 2017	80,544	$80,544	$417,908	$2,854,263	$90	$3,352,805

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended September 30,
(In thousands)	2017
Cash flows from operating activities:
Net loss	$(74,612)
Adjustments to reconcile net cash provided by operating activities:
Depreciation	159,776
Amortization	6,014
Provision for doubtful accounts and inventory obsolescence	3,162
Deferred income tax expense	829
Share-based compensation expense	14,734
Asset impairment	58,668
Gain on sale of assets	(223)
Changes in assets and liabilities:
Accounts receivable	19,778
Income tax receivable	3,645
Inventories of materials and supplies	(465)
Prepaid expenses, deferred costs and other current assets	2,944
Deferred costs and other assets	(11,160)
Accounts payable	7,092
Accrued liabilities	(16)
Income tax payable	(1,100)
Deferred credits and other liabilities	45,813
Net cash provided by operating activities	234,879
Cash flows from investing activities:
Capital expenditures	(207,246)
Proceeds from sale of assets	4,230
Net cash used in investing activities	(203,016)
Cash flows from financing activities:
Proceeds from borrowing of long-term debt	125,000
Principal repayments on long-term debt	(55,000)
Proceeds from issuance of common stock	180,966
Net cash provided by financing activities	250,966
Net increase in cash	282,829
Cash at beginning of period	145,427
Cash at end of period	$428,256
Cash paid during the period for:
Domestic and foreign income taxes	$7,637
Interest, net of amounts capitalized	45,565
Non-cash activities:
Decrease in accounts payables related to capital expenditures	(7,726)

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1—NATURE OF OPERATIONS

Atwood Oceanics, Inc. and its subsidiaries, which are collectively referred to herein as the “Company,” “we,” “us” or “our” except where stated or the context indicates otherwise, are a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. As of September 30, 2017, we owned a diversified fleet of nine mobile offshore drilling units located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia. In addition, as of that date we were constructing two ultra-deepwater drillships, scheduled for delivery in fiscal years 2019 and 2020. We were founded in 1968 and are headquartered in Houston, Texas with support offices in Australia, Malaysia, Thailand, Singapore, Luxembourg, Mauritius, the United Arab Emirates and the United Kingdom.

NOTE 2—MERGER AGREEMENT WITH ENSCO PLC

On May 29, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ensco plc (“Ensco”) and Echo Merger Sub LLC, a wholly owned subsidiary of Ensco (“Merger Sub”), pursuant to which Ensco would acquire the Company in an all-stock transaction. On October 6, 2017 (the “Effective Time”), Ensco completed the acquisition of the Company. In connection with the completion of the transaction, the Company’s common stock ceased trading on the New York Stock Exchange.

The Merger Agreement provided that Merger Sub would merge with and into the Company (the “Merger”), with the Company continuing as the surviving company and a wholly owned subsidiary of Ensco. Subject to the terms and conditions of the Merger Agreement, and on the Effective Time, each share of Company common stock, par value $1.00 per share (the “Company Common Stock”) (other than shares of Company Common Stock held by Ensco, Merger Sub or the Company), was converted into the right to receive 1.60 validly issued, fully paid and nonassessable Class A ordinary shares of Ensco, nominal value $0.10 (the “Ensco Shares”).

As of September 30, 2017, the Company was involved in litigation relating to the Merger as follows:

On June 23, 2017, a putative class action captioned Bernard Stern v. Atwood Oceanics, Inc., et al, was filed in the U.S. District Court for the Southern District of Texas against the Company, the Company’s directors, Ensco and Merger Sub. The Stern complaint generally alleges that the directors and the Company disseminated a false or misleading registration statement, referring to the registration statement as filed with the SEC on June 16, 2017, which omitted material information regarding the proposed transaction between Ensco and Atwood, in violation of Section 14(a) of the Exchange Act. Specifically, the complaint alleges that the Company and the directors omitted material information regarding the parties’ financial projections, the analysis performed by Goldman Sachs & Co. LLC (“Goldman Sachs”), the Company’s financial advisor, in support of its fairness opinion, the timing and nature of communications regarding post-transaction employment of the Company’s directors and officers, potential conflicts of interest of Goldman Sachs, and whether there were further discussions with another potential acquirer of the Company following the May 30, 2017 announcement of the transaction. The complaint further alleges that the directors, Ensco, and Merger Sub are liable for these violations as ‘‘control persons’’ of the Company under Section 20(a) of the Exchange Act. With respect to Ensco, the complaint alleges that Ensco had direct supervisory control over the composition of the registration statement. The complaint seeks injunctive relief, including to enjoin the transaction, rescission or rescissory damages in the event the Merger is consummated, and an award of attorneys’ fees, in addition to other relief.

On June 27, June 29 and June 30, 2017, additional putative class actions captioned Joseph Composto v. Atwood Oceanics, Inc., et al, Booth Family Trust v. Atwood Oceanics, Inc., et al, and Mary Carter v. Atwood Oceanics, Inc., et al, respectively, were filed in the U.S. District Court for the Southern District of Texas against the Company and the Company’s directors. These actions allege violations of Sections 14(a) and 20(a) of the Exchange Act by the Company and the Company’s directors similar to those alleged in the Stern complaint; however, neither Ensco nor Merger Sub is named as a defendant in these actions. On October 2, 2017, the actions were consolidated and the Stern matter was designated as the lead case. The plaintiffs subsequently voluntarily dismissed the actions.

As a result of the acquisition, and subsequent to the year end, certain transactions took place as disclosed in the subsequent events disclosure (see Note 12).

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Atwood Oceanics, Inc. and all of its domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

We record accounts receivable at the amount we invoice our clients, net of allowance for doubtful accounts. Our clients are major international corporate entities and government organizations with stable payment experience. Historically, our uncollectible accounts receivable have been immaterial, and typically, we do not require collateral for our receivables. We provide an allowance for uncollectible accounts, as necessary, on a specific identification basis. Our allowance for doubtful accounts as of September 30, 2017 was $2.4 million. Our provision for doubtful accounts for fiscal year 2017 was $2.5 million. The provision for doubtful accounts is reported as a component of Contract drilling costs in our Consolidated Statement of Operations.

Concentrations of market and credit risk

All of our clients are in the oil and gas offshore exploration and production industry. This industry concentration has the potential to impact our overall exposure to market and credit risks, either positively or negatively, in that our clients could be affected by similar changes in economic, industry or other conditions. However, we believe that the credit risk posed by this industry concentration is offset by the creditworthiness of our client base. Revenues from individual clients that are 10% or more of our total revenues are as follows:

(In thousands)	Fiscal 2017
Kosmos Energy	$247,033
Noble Energy	170,606

In addition, we have certain clients that make up a significant portion of our Accounts receivable at September 30, 2017, as indicated in the table below:

Percentage of Accounts Receivable
Kosmos Energy Ltd.	44%
Noble Energy	32%
Woodside	14%

Inventories of material and supplies

Inventories consist of spare parts, material and supplies held for consumption and are stated principally at average cost, net of reserves for excess and obsolete inventory of $6.8 million as of September 30, 2017.We maintain our reserves at between 3% and 7% of the balance to provide for non-recoverable costs. We recorded a non-cash charge of $0.7 million, which was reported in Contract drilling costs to increase our reserve for excessive and/or obsolete materials and supplies, during the fiscal year 2017. These charges included inventory items throughout our drilling rig fleet.

Property and equipment

Property and equipment are recorded at historical cost. Interest costs related to property under construction are capitalized as a component of construction costs.

Once rigs and related equipment are placed in service, they are depreciated using the straight-line method over their estimated useful lives after deducting their residual values, with depreciation discontinued only during the period when a drilling unit and/or its related drilling equipment is out-of-service while undergoing a significant upgrade that extends its useful life. Any future increases or decreases in our estimates of useful lives or salvage values will be recognized prospectively as decreases or increases in future depreciation expense, respectively. Our estimated useful lives of our various classifications of assets are as follows:

Years
Drilling vessels and related equipment	5-35
Drill pipe	3
Furniture and other	3-10

Maintenance, repairs and minor replacements are charged against income as incurred. Major replacements and upgrades are capitalized and depreciated over the remaining useful life of the asset, as determined upon completion of the work. The cost and related accumulated depreciation of assets sold, retired or otherwise disposed are removed from the accounts at the time of disposition and any resulting gain or loss is reflected in the Consolidated Statement of Operations for the applicable periods.

Impairment of property and equipment

We evaluate our property and equipment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If an asset is determined to be impaired, the loss is measured by the amount by which the carrying value of the asset exceeds its fair value. In determining an asset’s fair value, we consider a number of factors such as estimated future cash flows, appraisals and current market value analysis.

Revenue recognition

We account for contract drilling revenue in accordance with accounting guidance and the terms of the underlying drilling contract. These contracts generally provide that revenue is earned and recognized on a daily rate (i.e., “day rate”) basis, and day rates are typically earned for a particular level of service over the life of a contract assuming collectability is reasonably assured. Day rate contracts can be performed for a specified period of time or the time required to drill a specified well or number of wells. Revenues from day rate contracts for drilling and other operations performed during the term of a contract (including during mobilization) are classified under contract drilling services.

Certain fees received as compensation for relocating drilling rigs from one major operating area to another, equipment and upgrade costs reimbursed by the client, as well as receipt of advance billings of day rates are deferred and recognized as earned during the expected term of the related drilling contract, as are the day rates associated with such contracts. If receipt of such fees is not conditional, they will be recognized as earned on a straight-line method over the expected term of the related drilling contract. However, fees received upon termination of a drilling contract are generally recognized as earned during the period termination occurs as the termination fee is usually conditional based on the occurrence of an event as defined in the drilling contract, such as not obtaining follow on work to the contract in progress or relocation beyond a certain distance when the contract is completed.

As of September 30, 2017, deferred fees associated with mobilization, related equipment purchases and upgrades and receipt of advance billings of day rates totaled $18.7 million. Deferred fees are classified as current or long-term deferred credits in the accompanying Consolidated Balance Sheet based on the expected term of the applicable drilling contracts.

Reimbursable revenue

We recognize client reimbursable revenues as we bill our clients for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Deferred costs

We defer certain mobilization costs relating to moving a drilling rig to a new area incurred prior to the commencement of the drilling operations and client requested equipment purchases. We amortize such costs on a straight-line basis over the expected term of the applicable drilling contract. Contract revenues and drilling costs are reported in the Consolidated Statement of Operations at their gross amounts.

As of September 30, 2017, deferred costs associated with mobilization and related equipment purchases totaled $6.8 million. Deferred costs are classified as current or long-term deferred costs in the accompanying Consolidated Balance Sheet based on the expected term of the applicable drilling contracts.

Deferred drydocking costs

Certifications from various regulatory bodies are required to operate our drilling rigs and well control systems and we must maintain such certifications through periodic inspections and surveys on an ongoing basis. We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certifications and we recognize such costs in Contract Drilling Expense over the period until the next survey using the straight-line method. As of September 30, 2017, deferred drydocking costs totaling $1.2 million, were included in Deferred costs and other assets in the accompanying Consolidated Balance Sheets.

Derivative financial instruments

From time to time we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in interest rates and currency exchange rates. We do not engage in derivative transactions for speculative or trading purposes and we are not a party to leveraged derivatives.

We enter into interest rate swaps to limit our exposure to fluctuations and volatility in interest rates. Our credit facility exposes us to short-term changes in market interest rates as our interest obligations on these instruments are periodically re-determined based on the prevailing Eurodollar rate.

Our functional currency is the U.S. dollar and thus our international operations expose us to foreign currency risk associated with cash flows from transactions denominated in currencies other than our functional currency. From time to time, we enter into foreign currency forward exchange contracts to limit our exposure to fluctuations and volatility in currency exchange rates. We have outstanding foreign currency forward exchange contracts that were entered into to hedge a portion of our anticipated euro receipts associated with revenues earned on a drilling contract. These forward contracts are designated as cash flow hedging instruments.

We record our derivative contracts at fair value on our Consolidated Balance Sheet (See Note 6). Each quarter, changes in the fair values of our derivative instruments designated and qualifying as cash flow hedging instruments will adjust the balance sheet asset or liability, with an offset to Accumulated Other Comprehensive Income (“AOCI”) for the effective portion of the hedge. The effective portion of the cash flow hedge will remain in AOCI until it is reclassified into earnings in the period or periods during which the hedged transaction affects earnings or when it is probable that the hedged forecasted transaction will not occur by the end of the originally specified time period. Any changes in fair value resulting from ineffectiveness on interest rate swaps and foreign currency forward exchange contracts are recognized immediately into earnings as a component of interest expense and contract drilling, respectively. See our Consolidated Statement of Comprehensive Income for changes in our unrealized holding gains and reclassifications into earnings for fiscal year 2017.

Foreign exchange

Monetary assets and liabilities denominated in foreign currency are re-measured to U.S. Dollars at the rate of exchange in effect at the end of the fiscal year, items of income and expense are re-measured at average monthly rates, and property and equipment and other nonmonetary amounts are re-measured at historical rates. Gains and losses on foreign currency transactions and re-measurements are generally related to and included in contract drilling costs in our Consolidated Statement of Operations. We recorded a foreign exchange loss of $0.8 million during fiscal year 2017. The effect of exchange rate changes on cash held in foreign currencies was immaterial.

Income taxes

Deferred income taxes are recorded to reflect the tax consequences, if any, on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end given the provisions of enacted tax laws in each respective jurisdiction. We do not record deferred taxes on the basis differences of our drilling rigs working in the U.S. Gulf of Mexico as we do not believe these differences will result in additional U.S. income tax expense.  Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. In addition, we accrue for income tax contingencies, or uncertain tax positions, that we believe are more likely than not to be realized. See Note 9 for further discussion.

Recently adopted accounting pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU do not provide a definition of restricted cash or restricted cash equivalents. This update is effective for annual and interim periods beginning after December 15, 2017. Effective December 1, 2016, we elected to early adopt ASU 2016-18. The adoption of ASU 2016-18 resulted in the inclusion of $2 million in restricted cash, held as a collateral for our corporate credit cards program, in the ending balance of Cash at end-of-period within our Consolidated Statement of Cash Flows.

In August 2016, the FASB issued Accounting Standards Update ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The ASU is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented in the statement of cash flows. The new guidance clarifies the classification of cash activity related to: (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate and bank-owned life insurance policies, (6) distributions received from equity-method investments, and (7) beneficial interests in securitization transactions. This update is effective for annual and interim periods beginning after December 15, 2017. Effective October 1, 2016, we elected to early adopt ASU 2016-15. The adoption of ASU 2016-15 did not have an impact on our Consolidated Statement of Cash Flows.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, as part of its simplification initiative. The ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, classification of excess tax benefits on the statements of cash flows, forfeitures, statutory tax withholding requirements, classification of awards as either equity or liabilities, and classification of employee taxes paid on the statements of cash flows when an employer withholds shares for tax-withholding purposes. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The standard contains various amendments, each requiring a specific method of adoption, and designates whether each amendment should be adopted using a retrospective, modified retrospective, or prospective transition method. Effective October 1, 2016, we elected to early adopt the ASU. The amendments within the ASU relate to the timing of when excess tax benefits are recognized and the accounting for forfeitures. We adopted this ASU using a modified retrospective method. In accordance with this method, we have recorded a cumulative-effect adjustment in our Consolidated Balance Sheet as of October 1, 2016, relating to the timing of recognition of excess tax benefits, of $6.6 million to the beginning Retained earnings that was offset by an equal increase to Deferred tax assets valuation allowance of the same amount resulting in no impact on Retained earnings. We also recorded a cumulative-effect adjustment in our Consolidated Balance Sheet as of October 1, 2016, to reflect actual forfeitures versus the previously-estimated forfeiture rate, of $1.0 million reduction to the Retained earnings with an offset to Paid-in capital. The amendments within the ASU related to the recognition of excess tax benefits and tax shortfalls in the income statement and presentation of excess tax benefits on the statements of cash flows were adopted prospectively, with no impact to prior periods.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Amendments for the Balance Sheet Classification of Deferred Income Taxes. The amended guidance requires the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. Deferred tax assets and liabilities will continue to be offset and presented as a single amount under the amended guidance. The effective date for public business entities is for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Effective October 1, 2016, we elected to early adopt the ASU on a prospective basis. The adoption of the ASU did not have a material impact on our Consolidated Balance Sheet.

Recently issued accounting pronouncements

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“Update 2017-12”), which will make more hedging strategies eligible for hedge accounting. It also amends presentation and disclosure requirements and changes how companies assess effectiveness. This update is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. The amendments in this ASU provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The new guidance clarifies that no new measurement date will be required if there is no change to the fair value, vesting conditions, and classification. This update is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The ASU eliminates the exception to defer the tax effect for all intra-entity sales of assets other than inventory until the transferred asset is sold to a third party or otherwise recovered through use. As a result, a reporting entity would recognize the tax expense from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. This update is effective for annual and interim periods beginning after December 15, 2017. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The new model will apply to: (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income/(loss), and (4) beneficial interests in securitized financial assets. This update is effective for annual and interim periods beginning after December 15, 2019. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842): Amendments to the FASB Accounting Standards Codification. The amendments require an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key qualitative and quantitative information about the entity’s leasing arrangements. This update is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. A modified retrospective approach is required. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers (Topic 606): A new guidance intended to change the criteria for recognition of revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. We have not yet adopted nor selected a transition method and are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

NOTE 4—PROPERTY AND EQUIPMENT

A summary of property and equipment by classification is as follows:

September 30,
(In thousands)	2017
Drilling vessels and equipment	$3,774,861
Construction work in progress	1,027,834
Drill pipe	49,001
Office equipment and other	39,174
Total cost	4,890,870
Less: Accumulated depreciation	(775,773)
Property and equipment, net	$4,115,097

Impairments

In February 2017, we agreed with Woodside Energy Ltd (“Woodside”) to (i) substitute the Atwood Condor for the Atwood Osprey, offshore Australia, for approximately 550 days starting, at the latest, March 2018 and (ii) utilize the Atwood Osprey for an additional exploration well with an estimated duration of approximately 100 days. As a result, the Atwood Condor was joining the Atwood Osprey and the Atwood Eagle as one of our three rigs available to provide drilling services to clients in the Australian/Southeast Asian markets. Due to the age, specifications and marketability of the Atwood Eagle relative to the Atwood Condor and Atwood Osprey, the Atwood Eagle was positioned behind each of those two rigs to bid for contracting opportunities in the Australian/Southeast Asian markets at such time. Based on the foregoing and our ongoing review of market conditions in the region, we determined that the Atwood Eagle was less likely to obtain future drilling contracts that would provide sufficient financial returns to justify keeping the drilling rig in a marketable condition within our existing fleet. During fiscal year 2017, based on our analysis, we concluded that the Atwood Eagle and its materials and supplies were impaired, and we wrote them down to their approximate salvage value. We recorded a non-cash impairment charge of approximately $58.7 million ($57.3 million, net of tax), which is included in Asset impairment on the Consolidated Statement of Operations for fiscal year ended September 30, 2017. This impairment charge included a write-down of property and equipment and deferred costs of $48.3 million, a write-down of our inventory of materials and supplies that was specific to the Atwood Eagle of $8.6 million, and transaction costs of approximately $1.8 million, of which $1.2 million was paid as of September 30, 2017. In September 2017, we completed the sale of the Atwood Eagle, together with associated equipment and machinery pursuant to the sale and recycling agreement signed on May 5, 2017.

Construction Projects

As of September 30, 2017, we had expended approximately $1 billion towards our two ultra-deepwater drillships under construction at the Daewoo Shipbuilding and Marine Engineering Co. (“DSME”) shipyard in South Korea. Remaining expected capital expenditure milestones for these two drillships under construction totaled approximately $264 million at September 30, 2017. On December 5, 2016, we entered into supplemental agreements (collectively, “Supplemental Agreement No. 5”) to the construction contracts with DSME which delay our requirements to take delivery of our two newbuild ultra-deepwater drillships, the Atwood Admiral and the Atwood Archer, by two years to September 30, 2019 and June 30, 2020, respectively. Supplemental Agreement No. 5 amends all material terms of the previous supplemental agreements. In consideration of Supplemental Agreement No. 5, we made a payment of $125 million for the Atwood Archer on December 13, 2016 and will make an additional interim payment of $15 million on the earlier of June 30, 2018 or the delivery date. With respect to the Atwood Admiral, we made a payment of $10 million on September 28, 2017. Remaining milestone payments, $84 million for the Atwood Admiral and $165 million for the Atwood Archer, have been extended until December 30, 2022 through our ability to choose to finance such amounts in the form of promissory notes to be entered into on the delivery dates for each vessel bearing interest at a rate of 5% per annum and to be secured by a mortgage on the respective drillship. We have the option to take earlier delivery of each vessel, upon 45 days’ notice.

During the fiscal year 2017, Hydril USA Distribution, LLC (“GE”) completed the manufacturing and delivery of the second BOP and an Auxiliary Stack Test System (“ASTS”) for the Atwood Condor. Total consideration for this agreement is approximately $19 million which was paid as of September 30, 2017.

NOTE 5—DEBT

A summary of long-term debt is as follows:

September 30,
(In thousands)	2017
6.5% Senior Notes due 2020 (“Senior Notes”) aggregate principal amount	$448,650
Senior Notes unamortized premium	2,336
Senior Notes unamortized debt issuance costs	(2,784)
Total Senior Notes	448,202
Revolving Credit Facility (“Credit Facility”)	850,000
Total long-term debt	$1,298,202

Senior Notes

As of September 30, 2017, $448.7 million aggregate principal amount of our Senior Notes were outstanding. Our Senior Notes are presented in the table above together with the unamortized premium from their issuance of $2.3 million and net of unamortized debt issuance costs of $2.8 million as of September 30, 2017. Our Senior Notes are unsecured obligations and are not guaranteed by any of our subsidiaries.

Revolving Credit Facility

As of September 30, 2017, our Credit Facility had $1.395 billion of total commitments and $850 million of outstanding borrowings. As of September 30, 2017, we had approximately $518 million available for borrowings without violating financial covenants. Approximately $275 million of the commitments under the Credit Facility mature in May 2018 with the remaining $1.12 billion of the commitments maturing in May 2019. Our wholly-owned subsidiary, Atwood Offshore Worldwide Limited (“AOWL”), is the borrower under the Credit Facility and we and certain of our other subsidiaries are guarantors under the facility.  We were in compliance with all financial covenants under the Credit Facility as of September 30, 2017, and we anticipate that we will continue to be in compliance for at least twelve months subsequent to the date our financial statements are issued.

On March 25, 2016, we entered into an amendment to our Credit Facility (the “Fourth Amendment”) that, among other things, effective on March 28, 2016, (i) removed the maximum leverage ratio and maximum secured leverage ratio financial covenants, (ii)

amended the minimum interest expense coverage ratio such that it is not applicable until the quarter ending September 30, 2018, and decreased the minimum ratio required to 1.15:1.00, (iii) added a minimum liquidity financial covenant of $150 million, (iv) revised the restricted payments covenant to prohibit us from paying dividends, (v) reduced the total commitments under the Credit Facility by $152 million, and (vi) permits the incurrence of up to $400 million of second lien debt, subject to the parameters set forth therein. As a result of the Fourth Amendment, borrowings under the Credit Facility bear interest at the Eurodollar rate plus a margin ranging from 2.50% to 3.25% and the commitment fee on the unused portion of the underlying commitment ranges from 1.00% to 1.30% per annum, in each case based on our corporate credit ratings.

The Credit Facility is secured primarily by first preferred mortgages on eight of our active drilling units (Atwood Aurora, Atwood Beacon, Atwood Condor, Atwood Mako, Atwood Manta, Atwood Osprey, Atwood Advantage and the Atwood Orca), as well as liens on the equity interests of our subsidiaries that own, directly or indirectly, such drilling units. Our interest in the two drillships under construction remain unencumbered by the Credit Facility.

Letter of Credit Facility

On July 29, 2015, our subsidiary AOWL, entered into a letter of credit facility with BNP Paribas (“BNP”), pursuant to which BNP may, in its sole and absolute discretion, issue letters of credit from time to time at the request of AOWL, for the account of AOWL and its subsidiaries, up to an unlimited stated face amount of such letters of credit. Certain fees will be payable upon the issuance of each letter of credit under the letter of credit facility, with the amount of such fees depending on whether such letters of credit are performance letters of credit or financial letters of credit. BNP has no commitment under the facility to issue letters of credit, and the facility, as well as BNP’s willingness to receive requests from AOWL with respect to the issuance of letters of credit may be cancelled by BNP at any time. The facility contains certain events of default, including but not limited to delinquent payments, bankruptcy filings, material adverse judgments, cross-defaults under other debt agreements, or a change of control. As of September 30, 2017, we had no outstanding letters of credits under this facility (See Note 12).

Interest

The weighted-average effective interest rate on our long-term debt during fiscal year 2017 was 5.20%. The effective rate was determined after giving consideration to the effect of our interest rate swaps accounted for as hedges and the amortization of premiums or discounts. Interest expense, net of capitalized interest, was $57.3 million and capitalized interest expense was $25.8 million for fiscal year 2017.

NOTE 6—FAIR VALUE OF FINANCIAL INSTRUMENTS

We have certain assets and liabilities that are required to be measured and disclosed at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy prioritizes inputs to valuation techniques used to measure fair value into three levels. Priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for our financial assets and liabilities, the associated credit risk and other considerations.

We have classified and disclosed fair value measurements using the following levels of the fair value hierarchy:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measurement based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

Fair value of Certain Assets and Liabilities

The fair value of cash, accounts receivable and accounts payable approximate fair value because of their short term maturities.

Fair Value of Financial Instruments

Independent third party services are used to determine the fair value of our financial instruments using quoted market prices and observable inputs. When independent third party services are used, we obtain an understanding of how the fair values are derived and selectively corroborate fair values by reviewing other readily available market based sources of information.

Long-term Debt— Our long-term debt consists of both our Senior Notes and our Credit Facility.

Senior Notes - The carrying value of our Senior Notes, net of unamortized premium, is $451.0 million ($448.7 million principal amount) while the fair value of our Senior Notes was $448.5 million at September 30, 2017. The fair value is determined by a market approach using quoted period-end bond prices. We have classified this as a Level 2 fair value measurement as valuation inputs for fair value measurements are quoted market prices at September 30, 2017 that can only be obtained from independent third party sources. The fair value amount has been calculated using these quoted prices. However, no assurance can be given that the fair value would be the amount realized in an active market exchange.

Credit Facility - Our Credit Facility is variable-rate and the carrying amounts of our variable-rate debt approximates fair value because such debt bears short-term, market-based interest rates. We have classified the fair value measurement of this instrument as Level 2 as valuation inputs for purposes of determining our fair value disclosure are readily available published Eurodollar rates.

Derivative financial instruments— Our derivative financial instruments consist of our interest rate swap contracts and our foreign currency forward exchange contracts. We record our derivative contracts at fair value on our consolidated balance sheets. The fair values of our interest rate swaps and our foreign currency forward exchange contracts are based upon valuations calculated by an independent third party.  The derivatives were valued according to the “Market approach” where possible, and the “Income approach” otherwise. A third party independently valued each instrument using forward price data obtained from reputable data providers (e.g., Bloomberg and Reuters) and reviewed market activity and similarity of pricing terms to determine appropriate reliability level assertions for each instrument. The contribution of the credit valuation adjustment to total fair value is less than 1% for all derivatives and is therefore not significant. Based on valuation inputs for fair value measurement and independent review performed by third party consultants, we have classified our derivative contracts as Level 2 as they were valued based upon observable inputs from dealer markets.

NOTE 7—SHAREHOLDERS’ EQUITY

Equity Offering

On January 13, 2017, we issued, in a public offering, 15,525,000 shares of common stock. The net proceeds from the offering, before deducting estimated offering expenses, were approximately $181 million. As of September 30, 2017, net proceeds were held as cash and expected to be used for general corporate purposes, which may include the repayment of borrowings under the Credit Facility, the funding of purchases or redemption of our Senior Notes, working capital and capital expenditures, and otherwise to enhance our liquidity.

NOTE 8—SHARE-BASED COMPENSATION

Our incentive plans permit the issuance of restricted stock and restricted stock unit awards (which we refer to as “restricted stock awards”), performance awards, stock appreciation rights and stock options. We deliver newly issued shares of common stock for restricted stock awards upon vesting or upon exercise of stock options.

Share-based compensation is recognized as an expense over the requisite service period on a straight-line basis. The total share-based compensation expense is based on the fair value of the award measured at the grant date.

September 30,
(In thousands, except average service periods)	2017
Share-based compensation recognized	$14,734
Unrecognized compensation cost	14,063
Remaining weighted-average service period (years)	1.5

Restricted Stock

We have awarded restricted stock and restricted stock units to certain employees and to our non-employee directors. All current awards of restricted stock to employees are subject to a vesting and restriction period up to three years, as set forth in the terms of the grant. Our restricted stock awards are subject to acceleration for change of control, retirement, death or disability. All awards of restricted stock to non-employee directors are subject to a vesting and restriction period of 13 months, subject to acceleration upon certain events, such as change of control, as set forth in the terms of the grant. We value restricted stock awards based on the fair market value of our common stock on the date of grant. Our restricted stock holders have the right to receive dividend equivalents for their restricted awards that vest. Recipients of restricted stock awards do not have the rights of a shareholder until shares of stock are issued to the recipient.

A summary of restricted stock activity for fiscal year 2017 is as follows:

	Number of Shares (000s)	Weighted Average Fair Value
Unvested as of October 1, 2016	1,515	$21.96
Granted	1,126	7.92
Vested	(233)	38.01
Forfeited	(108)	16.49
Unvested as of September 30, 2017	2,300	13.72

Performance Units

We have made awards to certain employees that are subject to market-based performance conditions (“performance units”).  All current awards of performance units are subject to a vesting and restriction period of three years. Our performance unit awards are subject to acceleration for change of control, retirement, death or disability. The number of performance unit awards that vest and the number of shares received upon vesting depends on the degree of achievement of specified corporate market-based performance criteria. The grant date fair value of the performance units we have granted was determined through use of the Monte Carlo simulation method. The Monte Carlo simulation method requires the use of highly subjective assumptions. Our key assumptions in the method include the price and the expected volatility of our and our self-determined peer group companies’ stock, risk free rate of return, dividend yields and cross-correlations between our and our self-determined peer group companies stock. The grant date fair value per share for the performance units we granted in fiscal year 2017 was $8.50. Our performance unit holders have the right to receive dividend equivalents for their performance units that vest. Recipients of performance units do not have the rights of a shareholder until shares of stock are issued to the recipient.

A summary of performance unit stock activity for fiscal year 2017 is as follows:

	Number of Shares (000s)	Weighted Average Fair Value
Unvested as of October 1, 2016	426	$26.69
Granted	360	8.50
Vested	(47)	53.55
Forfeited	(62)	24.87
Unvested as of September 30, 2017	677	15.31

Stock Options

Under our stock incentive plans, our options have a maximum term of 10 years. Options vest ratably over a period ranging from the end of the first to the fourth year from the date of grant. Each option is for the purchase of one share of our common stock. There were no stock options granted or exercised during the fiscal year 2017.

A summary of stock option activity for fiscal year 2017 is as follows:

	Number of Options (000s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000s)
Outstanding as of October 1, 2016	617	$35.47	3.4	$(16,533)
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(78)	28.80
Outstanding as of September 30, 2017	539	36.44	2.7	(14,580)
Exercisable as of September 30, 2017	539	36.44	2.7	(14,580)

NOTE 9—INCOME TAXES

Domestic and foreign income before income taxes for the period ended September 30, 2017 is as follows:

(In thousands)	Fiscal 2017
Current- foreign	$(34,592)
Deferred- foreign	(16,640)
Loss before income taxes	$(51,232)

The provision for domestic and foreign taxes on income consists of the following:

(In thousands)	Fiscal 2017
Current—domestic	$77
Deferred—domestic	(1,470)
Current—foreign	24,132
Deferred—foreign	641
Provision for income taxes	$23,380

Deferred Taxes

The components of the deferred income tax assets (liabilities) as of September 30, 2017 are as follows:

September 30,
(In thousands)	2017
Deferred tax assets:
Net operating loss carryforwards	$11,836
Tax credit carryforwards	3,468
Stock option compensation expense	9,431
Debt issuance costs	293
Book accruals	4,427
29,455
Deferred tax liabilities:
Difference in book and tax basis of equipment	1,080
Deferred repatriation	(21,793)
Deferred dividend withholding tax	(1,944)
(22,657)
Net deferred tax assets before valuation allowance	6,798
Valuation allowance	(8,625)
Net deferred tax liabilities	$(1,827)

As of September 30, 2017, the valuation allowance of $8.6 million was primarily related to our U.S net operating loss carryforward, stock option compensation expense, timing differences and federal tax credit carryforwards. Our net operating loss carryforwards which will begin to expire in 2034, total approximately $33.8 million. Our tax credit carryforwards, which began to expire in 2016, total approximately $3.5 million.

We do not record federal income taxes on the undistributed earnings of our foreign subsidiaries that we consider to be indefinitely reinvested in foreign operations.  If these earnings were to be repatriated, the related U.S. tax liability may be reduced by foreign income taxes previously paid on these earnings. The cumulative amount of such undistributed earnings was approximately $2.9 billion at September 30, 2017. It is not practical to estimate the additional amount of unrecognized tax liability related to these earnings at this time.

We record estimated accrued interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2017, we have approximately $29.7 million of reserves for uncertain tax positions, including estimated accrued interest and penalties of $6.3 million, which are included in Other long term liabilities in the Consolidated Balance Sheet. All $29.7 million of the net uncertain tax liabilities would affect the effective tax rate if recognized.

A summary of activity related to the net uncertain tax positions including penalties and interest for fiscal year 2017 is as follows:

Liability for Uncertain
(In thousands)	Tax Positions
Balance at October 1, 2016	$16,053
Increases as a result of tax positions taken during the current period	12,998
Increases as a result of tax positions taken in prior periods	1,649
Decreases due to the lapse of the applicable statute of limitations	(922)
Balance at September 30, 2017	$29,778

Our U.S tax returns for fiscal year 2013 and subsequent years remain subject to examination by tax authorities. As we conduct business globally, we have various tax years remaining open to examination in our international tax jurisdictions, including tax returns in Australia for fiscal years 2009 through 2016. Although we cannot predict the outcome of ongoing or future tax examinations, we do not anticipate that the ultimate resolution of these examinations will have a material impact on our consolidated financial position, results of operations or cash flows.

Fiscal 2017
Statutory income tax rate	35%
Resolution of prior period tax items	(1)
Increase in tax rate resulting from:
Increases from non-deductible equity compensation	9
Decrease in tax rate resulting from:
Valuation allowance	(38)
Increase from change in reserves for uncertain tax positions	(27)
Foreign tax rate differentials, net of foreign tax credit utilization	(24)
Effective income tax rate	(46)%

NOTE 10—COMMITMENTS AND CONTINGENCIES

Operating Leases

Future minimum lease payments for operating leases for fiscal years ending September 30 are as follows (in thousands):

2018	$2,713
2019	2,321
2020	2,187
2021	2,223
2022 and thereafter	4,554

Total rent expense under operating leases was approximately $7.7 million for fiscal years 2017. The future minimum lease payments for our Houston corporate office is a material portion of the amounts shown in the table above. This lease is for ten years and commenced on January 31, 2014.

Purchase Commitments

As of September 30, 2017, our remaining purchase commitments relating to our drilling units under construction are $264 million.

Litigation

We are party to a number of lawsuits which are ordinary, routine litigation incidental to our business, the outcome of which is not expected to have, either individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

Other Matters

The Atwood Beacon operated in India from early December 2006 to the end of July 2009. A service tax was enacted in India in 2004 on revenues derived from seismic and exploration activities. This service tax law was subsequently amended in June 2007 and again in May 2008 to state that revenues derived from mining services and drilling services were specifically subject to this service tax. The contract terms with our client in India provided that any liability incurred by us related to any taxes pursuant to laws not in effect at the time the contract was executed in 2005 was to be reimbursed by our client. We believe any service taxes assessed by the Indian tax authorities under the 2007 or 2008 amendments are an obligation of our client. Our client is disputing this obligation on the basis of its contention that revenues derived from drilling services were taxable under the initial 2004 law, and are, therefore, our obligation.

After reviewing the status of the drilling services we provided to our client, the Indian tax authorities assessed service tax obligations on revenues derived from the Atwood Beacon commencing on June 1, 2007. The relevant Indian tax authority issued an extensive written ruling setting forth the application of the June 1, 2007 service tax regulation and confirming the position that drilling services, including the services performed under our contract with our client prior to June 1, 2007, were not covered by the 2004 service tax law. In August 2012, the Indian Custom Excise and Service Tax Appellate Tribunal issued an Order in our favor confirming our position that service tax did not apply to drilling services performed prior to June 1, 2007. The Indian Service Tax Authority has appealed this ruling to the Indian Supreme Court.

As of September 30, 2017, we had paid to the Indian government $10.5 million in service taxes and have accrued $1.3 million of additional service tax obligations in accrued liabilities on our consolidated balance sheets, for a total of $11.8 million relating to service taxes. We recorded a corresponding $11.8 million long-term other receivable due from our client relating to service taxes due under the contract. We continue to pursue collection of such amounts from our client and expect to collect the amount recorded as receivable.

NOTE 11—SUPPLEMENTAL INFORMATION

Accrued liabilities were $9.8 million at September 30, 2017. Accrued employee costs, which are components of accrued liabilities, were $8.6 million at September 30, 2017. No other component of accrued liabilities was more than five percent of total current liabilities.

NOTE 12—SUBSEQUENT EVENTS

Events and transaction subsequent to September 30, 2017 have been evaluated through February 19, 2018, the date the financial statements were available to be issued.

On October 6, 2017, and upon closing of the Merger, Ensco utilized acquired cash of $445.4 million and cash on hand from the liquidation of short-term investments to redeem the Senior Notes and repay amounts outstanding under the Credit Facility, together with applicable premium and accrued interest, totaling $1.3 billion. The Credit Facility and letter of credit facility were terminated as of the same day (See Note 5).

In addition, and due to the change of control, the Merger triggered the acceleration of the vesting conditions of our Share based compensation plans (See Note 8). As a result, we have recognized a one-time expense of $14.1 million subsequent to the year-end.